Exhibit 99.1

PRESS RELEASE
For Information Contact:
Scott D. Kantor
Chief Financial Officer
Datascope Corp.
(201) 307-5490
www.datascope.com

     FOR IMMEDIATE RELEASE:

Datascope to Exit Vascular Closure Market, Phase Out Interventional Products
Business

     MONTVALE, NJ, October 19, 2006 … Datascope Corp. (NASDAQ: DSCP) announced today that it will exit the vascular closure market and will phase out its Interventional Products business (IP) and most of the workforce of that business by fiscal year-end.

     "Although our On-Site™ next-generation vascular closure device has gained some traction in the market with a relatively small sales force, we are neither prepared to accept the current level of expenses of the IP business, nor make the additional investment in distribution needed to move ahead more quickly," stated Lawrence Saper, Chairman and CEO of Datascope. "IP losses have offset a significant portion of profit growth of our other businesses for some time, and would continue to do so, absent the exit from the closure business and the phase-out of the IP business."

     Datascope will continue to fill customer orders and provide clinical support for its vascular closure devices, VasoSeal® and On-Site, until the close of fiscal year 2007. Datascope's Cardiac Assist direct sales force, augmented by a portion of the IP sales force, will sell the Safeguard™ manual compression assist device. Datascope will continue sales of ProLumen™ and ProGuide™, IP's products for the interventional radiology market, while it explores opportunities for the sale or independent distribution of these products. Datascope expects to complete the redesign and PMA Supplement submission of the X-Site® vascular closure device and seek the sale or independent distribution of this device as well. Datascope also plans to seek a buyer for the On-Site and VasoSeal products.

     Datascope expects to record a pretax charge in its second fiscal quarter of approximately $3.2 to $3.5 million for severance and other costs related to the IP exit. The Company has not yet determined what write-offs, if any, would be applicable to IP assets, nor the accounting treatment for such write-offs.

     Datascope also announced a plan to reduce operating expenses in its Patient Monitoring (PM) division through the elimination of approximately 26 positions. As a consequence, Datascope expects to record a pretax charge for severance and other related benefits in the second fiscal quarter of approximately $0.5 million.

     In addition, the Company announced preliminary financial results for the first quarter of fiscal 2007 ended September 30, 2006. The Company expects to report revenues of approximately $87.2 million and diluted earnings per share of approximately $0.29 in the first quarter of fiscal 2007 compared with revenues of $88.3 million and diluted earnings per share of $0.40 in the first quarter of fiscal 2006 which included a gain on the sale of an unused facility of $0.8 million or $0.05 per share. The unfavorable comparison primarily reflects competitive pricing pressure and a shortfall in revenue in the PM business, the effect of lower revenues in InterVascular and increased losses in the IP business.

     The combination of the IP exit and PM workforce reduction is estimated to save the Company $17 million annually, $15 million of which will take effect at the start of the fiscal third quarter, with the balance of $2 million taking effect at the start of fiscal 2008.

     The Company will release its first-quarter fiscal 2007 financial results after the market closes on Tuesday, October 31, 2006. Lawrence Saper, Chairman and Chief Executive Officer, and Scott Kantor, Vice President and Chief Financial Officer, will host a conference call the following day, Wednesday, November 1 at 12:00 noon (ET) to review the Company's financial results. The conference call will be simulcast live via the Internet. Individuals interested in listening to the webcast should log on to the "Investor Relations" section of Datascope's website, www.datascope.com.

     The conference call also can be accessed live by dialing (877) 704-5384 prior to the start of the call. For interested individuals unable to join the live call, a replay of the webcast will be available on the Company's website.

     About Datascope Corp.

     Datascope Corp. is a diversified medical device company that designs, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company's products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope's website, www.datascope.com.

     This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements, including the risk that the workforce reductions at the Interventional Products and Patient Monitoring divisions may not produce the full amount of cost savings expected, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.